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                                                                      EXHIBIT 99

                                 PRESS RELEASE
                                OCTOBER 2, 1997

Centrum Industries, Inc., seeking to strengthen its position in the $55 billion material handling industry, today announced its pending acquisition of substantially all of the assets of Northern Steel, Inc., a private company located in Seattle, Washington. Northern Steel's 1996 sales totaled $20.8 million. Total assets at year-end 1996 totaled $5.8 million.

The acquisition agreement was negotiated by officers and directors of both Centrum and Northern and is subject to satisfaction of certain terms and conditions described in the definitive agreement between the parties. Terms of the agreement were not disclosed.

STRONG GROWTH OPPORTUNITIES
"The acquisition presents an opportunity to enhance Centrum's position in the material handling systems market because Northern Steel has strong complementary operations to our American Handling subsidiary," said George H. Wells, Centrum Chairman, President and CEO. "In addition to creating an integrated material handling business, Northern Steel's branch offices in Oregon, California and Arizona present opportunities to expand both businesses geographically and into important new markets. This continues Centrum's commitment to strategic acquisitions that leverage its existing businesses by expanding their operational capabilities and presence in the marketplace."

American Handling focuses primarily on the systems integration segment of the market, which accounts for 80 percent of its total sales base, and the primary industry it services is the automotive aftermarket. "The long-term continued success of the material handling systems segment depends on its continued penetration and development of new markets and technologies," Wells emphasized. Northern Steel primarily participates in the supply of the components necessary to "complete the system" after the design and integration have been determined.

COMPLEMENTARY OPPORTUNITIES
"American is strong in engineering and systems integration, while Northern's strengths are in componentry, industry and geographic presence, and sales coverage," Wells said. "The combination of the two will create a fully integrated material handling systems company with a national presence."
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Centrum Industries is a Toledo-based holding company employing (before the acquisition of Northern Steel) approximately 515 in three primary segments.
The metal-forming operations segment includes four metal-forming facilities:
McInnes Steel Company, a leading supplier of open-die forgings for power generation, compressor and other commercial markets; McInnes Rolled Rings, a leading supplier of precision rolled rings; Taylor Forge Company, a producer in the larger end of the rolled-ring market; and Erie Bronze & Aluminum Company, a major supplier of bronze glass bottle molds and aluminum tubing. The material handling systems segment includes American Handling, Inc., which designs, manufactures and installs material handling systems for warehouse and distribution facilities. Micafil, Inc., part of the motor production systems segment, produces equipment to manufacture high-volume fractional-horsepower electric motors. Micafil also produces equipment through a joint venture with Axis, S.p.A., a manufacturer of similar equipment, located in Florence, Italy.